Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JENNIFER CONVERTIBLES, INC.

This Amended and Restated Certificate of Incorporation was duly adopted, without the need for approval of the Board of Directors or the stockholders of Jennifer Convertibles, Inc. (the “Corporation”), in accordance with §§ 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”) and in accordance with a plan of reorganization of the Corporation (the “Plan”) approved by order of the United States Bankruptcy Court for the Southern District of New York in In re: Jennifer Convertibles, Inc., et al., under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101-1330), as amended, which Plan became effective on February 22, 2011 (the “Plan Effective Date”).  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 21, 1986.

The Corporation’s original Certificate of Incorporation, as amended and in effect as of the date hereof, is hereby restated and amended to read in its entirety as follows, effective as of the Plan Effective Date:

FIRST.                      The name of the Corporation is Jennifer Convertibles, Inc.

SECOND.                 The address or the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD.                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH.                 The aggregate number of shares which the Corporation shall have authority to issue is 13,000,000, of which 12,000,000 shares of the par value of $.01 per share shall be designated “Common Stock” and 1,000,000 shares of the par value of $.01 per share shall be designated “Preferred Stock”.  The Preferred Stock may be issued in one or more series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights (including conversion or exchange rights), and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors.  The Board of Directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuance of the Preferred Stock the voting powers, designations, preferences and rights, and the qualifications, limitations, or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.  The number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

FIFTH.                      The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”) as the same is in effect on the date of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article FIFTH (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such further force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

SIXTH.                     Election of directors need not be by written ballot.

SEVENTH.               The Board of Directors is authorized to adopt, amend, or repeal By-Laws of the Corporation except as and to the extent provided in the By-Laws.

EIGHTH.                  The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

NINTH.                     No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

TENTH.                    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, I have made, signed and sealed this Amended and Restated Certificate of Incorporation this 22nd day of February, 2011.

By:	/s/ Rami Abada
	Name:	Rami Abada
	Title:	President and Chief Financial Officer